EXHIBIT 14.A











            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We hereby consent to the incorporation by reference in the Prospectus (the "Prospectus") which constitutes part of this Registration Statement on Form N-14 of our report dated January 24, 2006, relating to the financial statements and financial highlights which appears in the November 30, 2005 Annual Report to Shareholders, of the Sentinel Group Funds, Inc., which is incorporated by reference in the Sentinel Group Funds, Inc. March 30, 2006 Statement of Additional Information which is incorporated by reference into the Prospectus. We also consent to the references to us under the headings "General Information" and "Independent Registered Public Accounting Firm" in such Statement of Additional Information.



PricewaterhouseCoopers LLP
New York, New York
December 11, 2006